Exhibit 99.1

LookSmart Reports First Quarter 2003 Results

SAN FRANCISCO, Calif., May 5, 2003 — LookSmart (Nasdaq: LOOK; ASX: LOK), a global leader in search, today announced financial results for the first quarter ended March 31, 2003.

Financial Highlights

Revenue Grows 67%: LookSmart reported first quarter 2003 revenue of $33.4 million, a 67% increase from the first quarter 2002.

Paid Clicks Rise 151%: During the first quarter paid clicks grew to 176 million, up 151% from the first quarter 2002. Average revenue per click was $0.17, consistent with the fourth quarter 2002.

Modified EBITDA Grows 45%: LookSmart’s modified EBITDA was $4.0 million or $0.04 per diluted share for the quarter. This compares with modified EBITDA of $2.8 million or $0.03 per share in the year-ago period.

The Company’s modified EBITDA results exclude interest, taxes, depreciation, amortization, variable accounting charges related to equity compensation, all gains and losses related to the BT LookSmart joint venture, and the loss from discontinued operations. These results should be evaluated in light of the Company’s financial results prepared in accordance with generally accepted accounting principles (“GAAP”). A table reconciling modified EBITDA to GAAP net income (loss) is included with the condensed consolidated financial statements in this release.

Net Income Increases to $1.1 Million: Under GAAP, LookSmart’s net income was $1.1 million or $0.01 per diluted share. This compares to a net loss of ($5.4) million or ($0.06) per share for the first quarter 2002.

Cash Grows by $3.4 Million: Cash and short-term investments were $54.7 million as of March 31, 2003, an increase of $3.4 million from the fourth quarter 2002.

“LookSmart is the recognized leader in paid inclusion and our business fundamentals are strong,” said Jason Kellerman, LookSmart’s chief executive officer. “Our top line growth is on track, driven by the continued adoption of paid inclusion among marketers. In addition, our distribution costs of 53% are exactly in line with expectations. However, our first quarter results were impacted by several unanticipated expenses including those related to international operations.”

“In order to maintain and extend our leadership position in paid inclusion, we will be increasing our investment in product development in 2003. We are beginning to see dividends from our investment in WiseNut search technology, and we are very excited about the addition of the Grub distributed crawling technology to our search product portfolio.”

“We are reiterating our revenue growth target for 2003 and revising our earnings outlook based on the belief that a deeper level of strategic investment is required to support continued growth in the years to come,” said Kellerman.

Paid Inclusion Growth

LookSmart’s core paid inclusion business grew quarter over quarter driven by continued growth in customers and paid listings. Both large and small businesses continue to expand their use of LookSmart’s search marketing products because of their compelling return on investment and customer value proposition. As expected, average revenue per click remained steady as the Company continued to focus on new customer acquisition as the key growth driver.

In the large business segment, significant new customers for the quarter include Carnival, Hot Jobs, Intuit, Real Networks and Starwood Hotels. These businesses join existing blue-chip customers such as Banana Republic, Bank of America, eBay, Federal Express, Lands’ End, Motorola, Nestle USA, Patagonia, Radio Shack, REI, Staples and Wal-Mart.

LookSmart continued to see rapid growth in its small business segment in the quarter, increasing the number of small business listings by 13% to nearly 38,000.

Product Development

Throughout the first quarter 2003, LookSmart made significant progress with respect to WiseNut, LookSmart’s next generation search engine technology, including improving the response time and query capacity of the search engine threefold. In addition, LookSmart improved the quality of its web index (and thereby search results) by significantly reducing dead links and spam links, as well as improving the ability to detect and filter foreign language and adult content. These improvements allow LookSmart to deliver more relevant and higher quality search results.

During the quarter, LookSmart announced a series of enhancements to its Small Business Listings service. The new features, which include upgraded tracking, expanded reporting, more flexible listing management and reduced fees, will make it easier for small business customers to manage and optimize their paid search listing campaigns on the LookSmart Network.

In January 2003, LookSmart acquired the assets of Grub, Inc, an Oklahoma-based developer of distributed computing software, and is building its distributed crawling capability using Grub’s technology. With this technology, LookSmart’s goal is to achieve a significant step forward in search accuracy, timeliness of data and overall relevance to the search user, which will benefit both advertisers and partners alike.

International

During the quarter, LookSmart completed the integration of the U.K. and Japanese businesses from the dissolved BT LookSmart joint venture into LookSmart. LookSmart is now managing these operations directly, and expects that its international operations will contribute increasing revenues in the future.

Business Outlook

The following business outlook contains forward-looking statements describing management’s current expectations for the future. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed in the cautionary note below. As a result of these uncertainties, the Company’s actual results in the future may differ materially from management’s expectations. The guidance provided in this press release is based on limited information available to the Company at this time, and is subject to change. In addition, the guidance regarding future results is on a modified EBITDA basis consistent with the modified

EBITDA results included in this release. Although management’s expectations may change after May 5, 2003, the Company undertakes no obligation to revise or update these statements.

Full Year 2003 and Second Quarter 2003 Business Outlook

For the full year 2003, LookSmart is reiterating its prior revenue guidance of $140 to $150 million which represents approximately 50% growth year over year. The Company is also reiterating guidance for average distribution costs for the year of 53 to 55% (expressed as a percentage of revenue).

The Company is revising its full year earnings forecast to $13 million of modified EBITDA primarily due to increased investment levels in product development, and to reflect previously unanticipated costs.

For the second quarter 2003, the Company expects to report revenue of $35 million and $2.0 million of modified EBITDA.

The Company does not provide guidance on a GAAP basis because information relating to the variable accounting for repriced stock options is not accessible on a forward-looking basis and its probable significance is therefore not determinable.

Use of Non-GAAP Financial Information

In order to fully assess our financial operating results, management believes that modified EBITDA is an appropriate measure of evaluating our operating performance because it reflects the financial results of our core operating business before non-cash or non-operating charges. In addition, LookSmart has consistently provided this measurement in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, cash flow from operations, net income, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Conference Call

LookSmart will host a conference call at 5:00 p.m. ET today (7:00 a.m. Australian ET, May 6, 2003) to discuss the results. To listen to the call from the U.S., dial 1-800-218-0530; from Australia, dial 1-800-730-220. A replay of the call will be available until Wednesday, May 7, 2003, 11:59 p.m. PT. To access the replay from the U.S., dial 1-800-405-2236 and enter passcode 534816#; from outside the U.S., dial 1-303-590-3000 and enter passcode 534816#. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart helps businesses of all sizes harness the power of search to generate cost-effective sales leads. LookSmart search listings enable businesses to reach Internet users through top portals and ISPs including Microsoft’s MSN, About.com, Netscape Netcenter, Road Runner, Cox Interactive Media, InfoSpace (Excite, Dogpile, MetaCrawler, WebCrawler), CNET’s Search.com and search services such as Inktomi. LookSmart is based in San Francisco, California, with offices in New York, Los Angeles, Detroit, Montreal, London, Tokyo, Melbourne and Sydney. For more information, please visit www.LookSmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our projected revenues, earnings and modified EBITDA in 2003, other financial results, the projected contribution of our international business to our 2003 revenues and earnings, expansion into new markets and product areas, levels of investment in product development, future rates of adoption by businesses of our products and services, dividends from our investment in WiseNut technology, industry projections or other characterizations of future events or circumstances. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we will not complete the restructuring of our international joint venture in a timely manner, that we may not maintain profitability in future quarters, that we may fail to derive sufficient revenues from new and existing products to meet our financial goals; that our customers or distribution partners may decide to modify or terminate their relationships with us; that we may fail to achieve our customer growth rate and paid click projections because of unexpected changes in customer or user behavior or changes in our distribution network; or that we may have an unexpected increase in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Contacts:

Liz Haggerty, Investor Relations

liz@looksmart.net

415-348-7185

Jennifer Jarman, The Blueshirt Group

jennifer@blueshirtgroup.com

415-217-7722

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues:
Listings	$29,434	$16,341
Licensing	3,969	3,709

Total revenues	33,403	20,050
Cost of revenues	16,667	5,119

Gross profit	16,736	14,931

Operating expenses:
Sales and marketing	5,337	7,182
Product development	7,182	7,017
General and administrative	3,054	2,696

Total operating expenses	15,573	16,895

Income (loss) from operations	1,163	(1,964)
Non-operating income (expenses)	(108)	(2,414)

Income (loss) from continuing operations before income taxes	1,055	(4,378)
Income taxes & minority interest	(116)	(14)

Income (loss) from continuing operations	939	(4,392)
Extraordinary gain from purchase of BTLS Joint Venture Entities	202	—
Loss from discontinued operations	—	(972)

Net income (loss)	$1,141	$(5,364)

Net income (loss) per common share:
Basic net income (loss) per share
Income (loss) from continuing operations	$0.01	$(0.05)
Extraordinary gain	$0.00	—
Loss from discontinued operations	—	$(0.01)
Net income (loss)	$0.01	$(0.06)
Fully diluted net income (loss) per share
Income (loss) from continuing operations	$0.01	$(0.05)
Extraordinary gain	$0.00	—
Loss from discontinued operations	—	$(0.01)
Net income (loss)	$0.01	$(0.06)
Weighted average shares outstanding - basic	100,374	93,408
Weighted average shares outstanding - fully diluted	109,314	93,408

LOOKSMART, LTD.

GAAP to non-GAAP reconciliation

(In thousands, except per share amounts)

	Three Months Ended March 31,

	2003	2002
Net income (loss)	$1,141	$(5,364)

Add back to calculate Modified EBITDA:
Depreciation	1,359	1,645
Amortization of intangibles	513	175
Amortization of deferred stock compensation	77	553
Stock compensation related to variable options	892	2,347
Non-operating (income) expenses	108	2,414
Income taxes & minority interest	116	14
Extraordinary gain from purchase of BTLS Joint Venture Entities	(202)	—
Loss from discontinued operations	—	972

	2,863	8,120

Modified EBITDA	$4,004	$2,756

Modified EBITDA income (loss) per share - basic	$0.04	$0.03
Modified EBITDA income (loss) per share - fully diluted	$0.04	$0.03
Weighted average shares outstanding - basic	100,374	93,408
Weighted average shares outstanding - fully diluted	109,314	93,408

Depreciation:
Cost of revenue	$169	$483
Sales and marketing	77	145
Product development	1,071	942
General and administrative	42	75

Total depreciation	$1,359	$1,645

Amortization of intangible assets:
Cost of revenue	$422	$84
Sales and marketing	—	—
Product development	91	91
General and administrative	—	—

Total amortization of intangible assets	$513	$175

Amortization of deferred stock compensation:
Sales and marketing	$23	$267
Product development	49	244
General and administrative	5	42

Total amortization of deferred stock compensation	$77	$553

Stock compensation related to variable options:
Cost of revenue	$1	$42
Sales and marketing	261	775
Product development	520	968
General and administrative	110	562

Total stock compensation related to variable options	$892	$2,347

LOOKSMART, LTD

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Cash	$54,524	$47,696
Short-Term Investments	162	3,568

Total Unrestricted Cash and Short-Term Investments	54,686	51,264

Accounts Receivable, net	15,834	15,852
Other Current Assets	4,470	3,914

Total Current Assets	74,990	71,030

Property, Plant and Equipment, net	9,707	9,404
Goodwill and Intangibles, net	15,809	15,034
Other Assets	4,760	5,086

Total Assets	$105,266	$100,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,305	$1,188
Accounts Payable	3,509	3,333
Deferred Revenue	6,835	7,798
Other Current Liabilities	20,063	18,429

Total Current Liabilities	31,712	30,748
Long Term Liabilities	1,901	1,904

Total Liabilities	33,613	32,652
Total Equity	71,653	67,902

Total Liabilities and Stockholders’ Equity	$105,266	$100,554